Exhibit 99.2

UPDATE TO MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2011

Our business plan anticipates a substantial use of cash from operations in our fiscal year ending March 31, 2012 in light of the difficult and uncertain current economic environment in China, the significant restructuring actions undertaken and the slowdown in the Chinese wind power market, which has accounted for more than two-thirds of our revenues in recent fiscal years. At February 29, 2012, we had cash, cash equivalents, marketable securities and restricted cash of $61.7 million and accrued liabilities related to adverse purchase commitments for inventory totaling $28.3 million. During the eleven months ended February 29, 2012, we have reduced our global workforce by approximately 50%, which is expected to result in annual savings of approximately $50 million. As of February 29, 2012, we have a global workforce of over 400 persons. Our cost reduction efforts and anticipated revenue growth are expected to result in a substantial reduction in cash used for operations during the fiscal year ended March 31, 2013. We plan to continue to closely monitor our expenses and if required, will further reduce operating costs and capital spending to enhance liquidity. We are working with our inventory suppliers to delay cash settlements and, reduce the gross liability associated with our adverse purchase commitments. On April 4, 2012, we completed a private placement of $25.0 million of 7% senior convertible notes. We may seek additional financing, however there can be no assurance that financing will be available on commercially acceptable terms or at all. Our liquidity is highly dependent on our ability to profitably grow revenues, successfully manage our adverse purchase commitments, fund our monthly obligations under the convertible notes and raise additional capital as required.